Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Jerash Holdings (US), Inc. on Form S-8 Post-effective Amendment No. 1 (File No. 333-255028) of our report dated June 28, 2024, with respect to our audits of the consolidated financial statements of Jerash Holdings (US), Inc. as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of Jerash Holdings (US), Inc. for the year ended March 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

February 21, 2025